As filed with the Securities and Exchange Commission on October 23, 2008.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TOUCHMARK BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Georgia	20-8746061
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3740 Davinci Court, Suite 150

Norcross, Georgia 30092

(Address of Principal Executive Offices)

Touchmark Bancshares, Inc. 2008 Stock Incentive Plan

(Full title of the Plan)

William R. Short

Chief Executive Officer

3740 Davinci Court, Suite 150

Norcross, Georgia 30092

(770) 407-6710

(Name, address, and telephone number of agent for service)

With Copies to:

Robert C. Schwartz, Esq.

Smith, Gambrell & Russell, LLP

Suite 3100, Promenade II

1230 Peachtree Street, N.E.

Atlanta, Georgia 30309

(404) 815-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	191,000	$ (2)	$ (2)	$66.36

(1)	Represents shares of common stock issuable under the Touchmark Bancshares, Inc. 2008 Stock Incentive Plan. In addition to such shares, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement covers an undetermined number of shares of common stock of the registrant that may become issuable to prevent dilution from stock splits, stock dividends or similar transactions with respect to the shares registered hereunder.
(2)	In accordance with Rule 457(h) under the Securities Act of 1933, the registration fee is based upon the book value of the registrant’s common stock, which is equal to $8.84 per share on September 30, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with the Securities and Exchange Commission.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Securities and Exchange Commission.

Note: The documents containing the information specified in Part I of this Form S-8 Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933. Such documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation Of Certain Documents By Reference.

The following documents filed by us with the Commission are incorporated by reference into this Registration Statement:

(a) our Annual Report on Form 10-K for the year ended December 31, 2007;

(b) our Quarterly Reports for the period ended March 31, 2008, and June 30, 2008; and

(c) our Current Reports on Form 8-K filed January 11, 2008 and August 26, 2008.

All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934 and prior to the date of the termination of the offering of the common stock offered hereby shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except to the extent that such documents provide that the information is furnished to, and not filed with, the Commission or shall not otherwise be incorporated by reference. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

General

The authorized capital stock of Touchmark Bancshares, Inc. (the “Company” or “Touchmark Bancshares”) consists of 50,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, no par value. The following summary describes the material terms of Touchmark Bancshares’ capital stock. Reference is made to the Articles of Incorporation of Touchmark Bancshares which are filed as an exhibit to the Company’s Registration Statement on Form SB-2, File No. 333-143840, for a detailed description of the provisions summarized below.

Common Stock

Holders of shares of the common stock are entitled to receive such dividends as may from time to time be declared by the board of directors out of funds legally available for distribution. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Shareholders have no preemptive, conversion, redemption, or sinking fund rights. In the event of a liquidation, dissolution, or winding-up of Touchmark Bancshares, holders of common stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock are, and the shares of common stock offered by the Company when issued will be, fully paid and nonassessable. The rights, preferences, and privileges of holders of common stock are subject to any classes or series of preferred stock that the Company may issue in the future.

Preferred Stock

The board of directors may, without approval of the Company’s shareholders, from time to time authorize the issuance of preferred stock in one or more series for such consideration and, within certain limits, with such relative designations, powers, preferences, rights, qualifications, limitations and restrictions as the board of directors may determine. The relative rights, preferences and limitations that the board of directors has the authority to determine as to any such series of preferred stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights and liquidation preferences. Because the board of directors has the power to establish the relative rights, preferences and limitations of each series of preferred stock, it may afford to the holders of any such series preferences and rights senior to the rights of the holders of shares of common stock. Although the board of directors has no intention at the present time of doing so, it could cause the issuance of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.

Board of Directors

The Company’s board of directors is divided into three classes with staggered terms, designated Class I, Class II and Class III, with Class I currently having seven directors and Classes II and III each currently having six directors, so that the terms of only approximately one-third of the board members expire at each annual meeting of the shareholders. At each annual meeting of shareholders, successors to the class of directors whose term expires at the annual meeting are elected for a three-year term. The effect of the staggered board of directors is to make it more difficult for a person, entity or group to effect a change in control of the Company through the acquisition of a large block of the Company’s voting stock.

If the number of directors is changed, an increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of his predecessor. Except in the case of removal from office, any vacancy on the board of directors will be filled by a majority vote of the remaining directors then in office.

Any director may be removed only with cause, and only by the affirmative vote of the holders of at least 75% of the total number of votes entitled to be cast by the holders of all of the shares of the Company’s capital stock who are entitled to vote in an election of directors, at any regular or special meeting of shareholders called for that purpose, and his or her position filled by another person nominated and elected for that purpose by the shareholders.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Article 8, Part 5 of the Georgia Business Corporation Code (the “Corporation Code”), directors of Touchmark Bancshares, to the extent successful in the defense of any proceeding or claim to which the director is a party because he or she is a director, are entitled, as a matter of right, to indemnification against reasonable expense, including attorneys’ fees, incurred by him or her in connection therewith. However, Touchmark Bancshares will not indemnify any person from or against expenses, liabilities, judgments, fines, penalties or other payments resulting from an administrative proceeding in which civil money penalties are imposed by a federal banking regulatory agency. Touchmark Bancshares’ Bylaws also contain provisions which provide Touchmark Bancshares with the authority to indemnify a director if the director seeking indemnification acted in good faith and reasonably believed (i) in the case of conduct in his or her official capacity, that his or her action was in the best interest of Touchmark Bancshares, (ii) in all other cases, that his or her action was not opposed to the best interests of Touchmark Bancshares, and (iii) in the case of any criminal proceedings, that he or she had no reasonable cause to believe his or her conduct was unlawful, provided that indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. The authority to indemnify a director is not applicable in connection with any proceeding brought by or in the right of Touchmark Bancshares in which the director was adjudged liable to Touchmark Bancshares (unless such director meets the relevant standard of conduct set forth in the preceding sentence), or in connection with any other proceeding in which he or she is adjudged liable on the basis that personal benefit was improperly received by him. Indemnification in any action brought by or in the right of Touchmark Bancshares is limited in any event to reasonable expenses incurred in connection with the proceeding, and does not include the obligation to pay any judgment, settlement, penalty or fine. In addition, Touchmark Bancshares’ Bylaws contain provisions which mandate indemnification to officers under certain circumstances, and provide Touchmark Bancshares with the power and authority to indemnify officers, employees and agents in certain circumstances.

In addition, Touchmark Bancshares’ Articles of Incorporation, subject to certain exceptions, provide that no director shall be personally liable to Touchmark Bancshares or its shareholders for monetary damages for breach of his or her duty of care or other duty as a director, but only to the extent permitted by the Corporation Code. There is no elimination of liability for (1) a breach of duty involving appropriation of a business opportunity of the company, (2) an act or omission involving intentional misconduct or a knowing violation of law, (3) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Corporation Code, or (4) a transaction from which the director received an improper personal benefit.

Insofar as indemnification for liabilities arising under the Corporation Code may be permitted to directors, officers, and controlling persons in the Articles of Incorporation or Bylaws, or otherwise, the Company has been advised that in the opinion of the SEC for matters under the securities laws, such indemnification is against public policy as expressed in the Corporation Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Exhibit
4.1	Articles of Incorporation, as amended (incorporated by reference to the Company’s Registration Statement on Form SB-2, as amended, File No. 333-143840)

4.2	Bylaws (incorporated by reference to the Company’s Registration Statement on Form SB-2, as amended, File No. 333-143840)

4.3	Form of certificate of Common Stock (incorporated by reference to the Company’s Registration Statement on Form SB-2, as amended, File No. 333-143840)

5.1	Legal Opinion of Smith, Gambrell & Russell, LLP

23.1	Consent of Mauldin & Jenkins, LLC

23.2	Consent of Smith, Gambrell & Russell, LLP (contained in its opinion filed as Exhibit 5.1)

24	Power of Attorney

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934(and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act of and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on October 23, 2008.

TOUCHMARK BANCSHARES, INC.

By:	/s/ William R. Short
William R. Short
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Date: October 23, 2008	By:	/s/ William R. Short
William R. Short
Director, President and Chief Executive Officer (Principal Executive Officer)

Date: October 23, 2008	By:	/s/ Robert D. Koncerak
Robert D. Koncerak
Chief Financial Officer
(Principal Accounting and Financial Officer)

A majority of the directors of Touchmark Bancshares, Inc. executed a power of attorney appointing William R. Short as their attorney-in-fact, empowering him to sign this Registration Statement on their behalf. The power of attorney has been filed with the Securities and Exchange Commission under Part II, Exhibit 24 of Item 8, of this Registration Statement. This Registration Statement has been signed below by such attorney-in-fact as of October 23, 2008

By:	/s/ William R. Short
William R. Short
Attorney-in Fact for a Majority of the
Directors of Touchmark Bancshares, Inc.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Articles of Incorporation, as amended (incorporated by reference to the Company’s Registration Statement on Form SB-2, as amended, File No. 333-143840)

4.2	Bylaws (incorporated by reference to the Company’s Registration Statement on Form SB-2, as amended, File No. 333-143840)

4.3	Form of certificate of Common Stock (incorporated by reference to the Company’s Registration Statement on Form SB-2, as amended, File No. 333-143840)

5.1	Legal Opinion of Smith, Gambrell & Russell, LLP

23.1	Consent of Mauldin & Jenkins, LLC

23.2	Consent of Smith, Gambrell & Russell, LLP (contained in its opinion filed as Exhibit 5.1)

24	Power of Attorney